EXHIBIT 10.3

AMENDMENT

TO

KEY EMPLOYMENT AGREEMENT

This Amendment is made and entered into as of the 5 day of June, 2008, by and between Satcon Technology Corporation, a Delaware corporation (the “Company”), and David E. O’Neil (the “Executive”).

The following facts set forth the background to this Amendment:

A.            The Company and the Executive entered into a Key Employee Agreement, dated as of September 13, 2007 (the “Agreement”).

B.            The Company and the Executive desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Amendments.  The Agreement is hereby amended as follows:

(a)           Section 1.1 of the Agreement is hereby amended by deleting Section 1.1 of the Agreement in its entirety and replacing it with the following:

“You shall serve as a Vice President of the Company.  You shall have such duties and responsibilities as the Company’s Chief Executive Officer or Board of Directors may from time to time and at any time assign to you.  Initially, you shall be responsible for the Company’s motor manufacturing and hybrid electric vehicle divisions as well as its SatCon Electronics Corp. subsidiary and shall undertake such responsibilities in connection therewith as may be determined by the Company’s Chief Executive Officer.  In addition, you shall at all times cooperate with the Company in transitioning your responsibilities as principal financial officer to a successor.”

(b)           Section 2.1 of the Agreement is hereby amended by deleting Section 2.1 of the Agreement in its entirety and replacing it with the following:

“Your employment with the Company may be terminated at any time without cause upon the earlier to occur of (i) June 1, 2009 (unless extended by mutual agreement of the parties hereto), or (ii) 90 days after the Company gives notice to you that it is exercising its right to terminate this Agreement without cause.  If your employment terminates pursuant to this Section 2.1 for any reason it shall constitute a termination without cause by the Company pursuant to Section 2.2 hereof.”

2.             Effective Date.  This Amendment shall be effective as of the date set forth above.  From and after the effective date hereof, each reference in the Agreement to “this Agreement,” “hereto”, “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as modified and amended by this Amendment.

3.             Counterparts.  This Amendment may be executed in counterparts and by different parties hereto in separate counterparts each of which, when so executed and delivered, shall be deemed to be an original and all of which when taken together, shall constitute one and the same instrument.

4.             No Other Modifications.  Except as otherwise expressly modified by the terms and provisions of this Amendment, the Agreement shall remain in full force and effect, and is hereby in all respects confirmed and ratified by the parties hereto; and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date set forth above.

COMPANY:

SATCON TECHNOLOGY CORPORATION,
a Delaware corporation

By:

EXECUTIVE:

David E. O’Neil